Exhibit 10.17

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) by and between Accelerating Combination Therapies, LLC, a limited liability company under of the state of Maryland, having its principal place of business at 1550 Orleans St., Baltimore, Maryland  21287 ("ACL"), and Accurexa, Inc., a corporation organized and existing under the laws of the State of Delaware, with principal offices located at 113 Barksdale, Newark, DE 19711, United States of America ("LICENSEE"), is effective as of August 11, 2015 (“Effective Date”).

ARTICLE 1 – BACKGROUND

1.1

ACL are the owner of certain ACL’s Intellectual Property (“IP) Rights (as defined below) and have the right to grant licenses under said IP Rights.

1.2

LICENSEE desires to obtain rights under the IP Rights to develop and commercialize certain of the inventions disclosed and claimed therein.

1.3

LICENSEE has represented to ACL, in order to induce ACL to enter into this Agreement, that it shall act diligently to develop and commercialize the Licensed Products and Licensed Processes (as defined below).

1.4

LICENSEE recognizes the contribution of ACL to the development of the inventions disclosed and claimed in the Patent Rights and is willing to pay compensation to ACL as set forth in this Agreement.

1.5

ACL are willing to grant a license to LICENSEE, subject to the terms and conditions of this Agreement.

1.6

In consideration of the premises and the mutual covenants contained in this Agreement, ACL and LICENSEE (hereinafter the “Parties” or singularly a “Party”) agree to the terms of this Agreement.

ARTICLE 2 – DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meaning:

2.1

“Affiliate” shall mean any entity or person that directly or indirectly controls, is controlled by, or is under common control with LICENSEE.  For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract, or otherwise.

2.2

“Confidential Information” is defined in Section 15.1.

2.3

“Effective Date” is defined in the introductory paragraph of this Agreement.

2.4

"First Commercial Sale" shall mean the initial transfer by or on behalf of LICENSEE or its Sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of LICENSEE or its Sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.5.

“ACL’s know-how” means all information (other than Patent Rights) that is (a) controlled by and/or in the possession of ACL as of the Effective Date or during the term and (b) is reasonably required or useful for LICENSEE to develop, manufacture or commercialize the Licensed Product or practice the licensed process.

2.6.

“ACL’s Intellectual Property (IP)” means Patent Rights (as defined below) and ACL’s Know-how.

2.7

“License” refers to the license granted under Article 3.1.

2.8

“Licensed Field” shall mean all fields of use of all applications within the Patent Rights, without limitation.

2.9

“Licensed Process” shall mean any process, method, procedure, or service necessary for research, development, manufacture, or commercialization activity, the practice of which falls within the limitations of an issued, unexpired claim of the Patent Rights or utilizes the ACL’s Know-how.

2.10

"Licensed Product" shall mean any product or part thereof which:

(a)

is covered in whole or in part by an issued, unexpired claim of the Patent Rights or is made or used with the ACL’s Know-how in the country in which any such product or part thereof is made, used, or sold; or

(b)

is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Process is used or in which such product or part thereof is used or sold.

2.11

"LICENSEE" is understood to include all of its Affiliates.

2.12

“Net Sales” shall mean:

(a)

gross invoice price from the sale, lease, or other transfer or disposition of the Licensed Products or Licensed Processes to third parties, or from services performed using Licensed Products or Licensed Processes for third parties, by LICENSEE or Affiliates, less the following deductions, provided they actually pertain to the disposition of the Licensed Products or Licensed Processes and are separately invoiced:

(i)

all discounts, credits, and allowances on account of returns;

(ii)

transportation and insurance; and

(iii)

duties, taxes, and other governmental charges levied on the sale, transportation, or delivery of Licensed Products or practice of the Licensed Processes, but not including income taxes.

No deductions shall be made for any other costs or expenses, including but not limited to commissions to independents, agents, or those on LICENSEE’s or an Affiliate’s payroll or for the cost of collection.

(b)

“Net Sales” shall not include the gross invoice price for Licensed Products or Licensed Processes sold to, or services performed using Licensed Products or Licensed Processes for, any Affiliate unless such Affiliate is an end-user of any Licensed Product or Licensed Process, in which case such consideration shall be included in Net Sales at the average selling price charged to a third party during the same quarter.

2.13

"Patent Rights" shall mean all of the following ACL’s intellectual property:

U.S. Patent No. 8,895,597; and any reexaminations, and reissues thereof, which were assigned to ACL by the inventors Violette Renard Recinos, Betty Tyler, Sarah Brem Sunshine and Henry Brem (collectively referred to as the “Inventors”) on August 3, 2015 (Appendix B).  ACL is beneficially owned by the Inventors.

2.14

“Best Commercial Efforts” shall mean documented efforts that are consistent with those utilized by companies of similar size and type that have successfully developed and brought to market products and services similar to Licensed Products and Licensed Processes.

2.15

“Sublicense Income” shall mean consideration in any form received by LICENSEE or an Affiliate in connection with a grant to any third party or parties of a sublicense or other right, license, privilege, or immunity to make, have made, use, sell, have sold, distribute, import, or export Licensed Products or to practice Licensed Processes.  Sublicense Income shall include without limitation any license signing fees; license maintenance and continuation fees; unearned portions of any minimum royalty payment; and royalty payments received by LICENSEE.

2.16

“Sublicensee” shall mean any third party granted a sublicense or other right, license, privilege, or immunity by LICENSEE to develop, make, have made, use, sell, have sold, distribute, import, or export any Licensed Product or to practice any Licensed Process.

2.17

“Term” is defined in Section 13.1.

2.18

“Territory” shall mean the world.

ARTICLE 3 – GRANT

3.1

Subject to the terms and conditions of this Agreement, ACL hereby grants to LICENSEE an exclusive right and license in the Territory for the Licensed Field under the ACL’s IP to develop, make, have made, use, offer for sale, and sell Licensed Products and to practice Licensed Processes (“License”).

3.2

LICENSEE shall have the right to grant sublicenses consistent with this Agreement provided that LICENSEE shall be responsible for the operations of its Sublicensees relevant to this Agreement as if such operations were carried out by LICENSEE, including the payment of royalties.

ARTICLE 4  – SUBLICENSES

4.1.

Any sublicense granted by LICENSEE shall include substantially the same definitions and provisions as are agreed to in this Agreement, and such other provisions as are needed to enable LICENSEE to comply with this Agreement.  LICENSEE will provide ACL with a copy of each Sublicense Agreement (and any amendment to or notice of termination thereof) within thirty (30) days after execution, modification, or termination, which ACL shall maintain in confidence per the terms of Article 16.  LICENSEE shall remain responsible for the performance of all Sublicensees under any such sublicense as if such performance were carried out by LICENSEE itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to ACL.  A breach of this provision shall constitute a material breach that is subject to Article 15.

4.2

LICENSEE agrees to promptly deliver copies of all reports provided to LICENSEE by Sublicensees.

ARTICLE 5 - DUE DILIGENCE

5.1

LICENSEE, whether independently or through the activities of an Affiliate or Sublicensee, shall use best commercial efforts to bring one or more Licensed Products or Licensed Processes to market through an active and diligent program for exploitation of the

Patent Rights and to continue active, diligent marketing efforts for one or more Licensed Products or Licensed Processes throughout the life of this Agreement.

5.2

In addition, LICENSEE, acting alone or in collaboration with a Sublicensee, will initiate a first human clinical trial within 30 months after the Effective Date, which is negotiable upon mutual consent by both LICENSEE and ACL.

ARTICLE 6 - ROYALTIES AND OTHER CONSIDERATION

6.1

For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties and other compensation to ACL in the manner hereinafter provided to the end of the term of the IP Rights or until this Agreement shall be earlier terminated:

(a)

License Issue Fee:  LICENSEE shall issue 1,000,000 shares of LICENSEE’s common stock to ACL within 6 months after the Effective Date and reimburse all Patent Expenses in the amount of $19,391.67 upon signing of the Agreement.

(b)

License Maintenance Fees: LICENSEE shall pay to ACL within thirty (30) days of the first and subsequent anniversaries of the Effective Date a License Maintenance Fee of Eight Thousand Dollars ($8,000) until the First Commercial Sale.

(c)

Running Royalties:  LICENSEE shall pay to ACL running royalties in the form of Four Percent (4%) of Net Sales upon First Commercial Sale in a country with a valid, issued patent and One Percent (1%) of Net Sales upon First Commercial Sale in a country without a valid, issued patent but in which the licensed ACL’ Know-How is utilized.

(d)

Minimum Annual Royalties:  LICENSEE shall pay to ACL a minimum annual royalty for Licensed Products or Licensed Processes as follows:

(i)

Fifteen Thousand Dollars ($15,000) beginning with the year of the First Commercial Sale of Licensed Products or Licensed Processes;

(ii)

Twenty Four Thousand Dollars ($24,000) for the second year of Sale of Licensed Products or Licensed Processes; and

(iii)

Twenty Four Thousand Dollars ($24,000) for the third year of Sale of Licensed Products or Licensed Processes.

The Minimum Annual Royalties will be credited against the Royalties due for the calendar year in which the minimum payment was made.

(e)

Sublicense Income:  If LICENSEE receives Sublicense Income, LICENSEE shall  pay to ACL royalties in the form of Twenty Five Percent (25%) of all Sublicense Income.

(f)

Corporate Partnerships or Collaborations:  If LICENSEE receives proceeds from sales of ACL IP as a result of corporate partnerships or collaborations, LICENSEE shall pay Four Percent (4%) of those proceeds to ACL.

(g)

Milestone Payments: LICENSEE shall pay to ACL the following milestone payments:

(i)

A one-time payment of Fifty Thousand Dollars ($50,000) within thirty (30) days upon completion of a first human clinical trial;

(ii)

A one-time payment of Fifty Thousand Dollars ($50,000) within thirty (30) days upon submission of a first regulatory application for a Licensed Product or Licensed Process; and

(iii)

A one-time payment of Hundred Thousand Dollars ($100,000) within thirty (30) days upon first regulatory approval of a Licensed Product or Licensed Process.

These payments shall be made in addition to any royalties due.

(h)

LICENSEE shall reimburse ACL for past costs (100%, including attorney’s fees and fees required by the U.S. Patent and Trademark Office) in the amount of $19,391.67 incurred association with acquiring the patent rights.  These Up-front royalties shall include fees incurred in the preparation, filing and prosecution of the United States Patent Listed in Appendix A, and the application to which it claims priority, within thirty (30) days of signing the Agreement.  LICENSEE will continue to be responsible for payment of all future costs relating to the maintenance and defence of the IP.  Failure to do so will result in immediate termination of this agreement and return of IP to the ACL.

6.2

All amounts payable hereunder by LICENSEE shall be paid in full, without deduction of taxes or other fees which may be imposed by any government.

ARTICLE 7 - RECORDS AND REPORTS

7.1

LICENSEE shall keep full, true, and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to ACL hereunder.  Said books of account shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate operating subsidiary of LICENSEE to which this Agreement relates.  Said books and the supporting data shall be open, to the extent relevant to the licenses granted hereunder, at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of ACL or its agents for the purpose of verifying LICENSEE’s royalty statements or compliance in other respects with this Agreement.   The cost of such inspection by ACL shall be at ACL’s expense .  If, based on the results of such inspection, additional payments are owed by LICENSEE under this Agreement, such additional payments shall be made within sixty (60) days after the date on which such inspection report is delivered to LICENSEE.

7.2

LICENSEE shall report to ACL the date of any event that triggers a milestone payment and the date of First Commercial Sale of a Licensed Product or Licensed Process in each country within thirty (30) days of occurrence.

7.3

After the First Commercial Sale of a Licensed Product or Licensed Process, LICENSEE shall, within sixty (60) days after each December 31 of each year, deliver to ACL true and accurate reports, giving such particulars of the business conducted by LICENSEE and its Sublicensees with respect to the Licensed Products or Licensed Processes during the preceding twelve-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  With each such report submitted, LICENSEE shall pay to ACL the royalties and other amounts then due and payable under this Agreement.  If no royalties or other amounts shall be due, LICENSEE shall so report.

ARTICLE 8 – PATENT PROSECUTION

8.1

LICENSEE shall reimburse ACL for the maintenance fees and associated costs incurred in maintenance of the United States Patent Listed in Appendix A in the amount of $19,391.67.

ARTICLE 9 - INFRINGEMENT

In the event of any action for infringement, or institution of any proceedings challenging the validity of any of the patents under the Patent Rights in the Licensed Field, LICENSEE shall have the right, but not the obligation, at its own expense and in its own name, to prosecute actions or defend proceedings.  ACL will assist LICENSEE in actions or proceedings, if so requested, and will lend its name to actions or proceedings if required by LICENSEE or by law.  If LICENSEE elects not to bring any action for infringement of or defend any proceedings challenging the validity of any of the patents under the Patent Rights as aforesaid, ACL shall have the right but not the obligation to bring action or defend proceedings in its own name and at its own expense.  LICENSEE shall assist ACL in such actions or proceedings, if so requested, and will lend its name to actions or proceedings if required by ACL or by law.  In the event of a recovery with respect to an action for infringement, ACL and LICENSEE shall first be reimbursed for costs of prosecuting or defending the action, and any resulting balance shall be paid seventy percent (70%) to the Party defending or prosecuting the action and thirty percent (30%) to the other Party.

ARTICLE 10 – PRODUCT LIABILITY

LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend, and hold ACL, its trustees, directors, officers, employees, and affiliates, harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, consumption or advertisement of the Licensed Products or Licensed Processes or arising from any obligation of LICENSEE hereunder, excepting only claims that the Patent Rights infringe third party intellectual property and any claims arising out of negligence or willful misconduct of ACL, its trustees, directors, officers, employees, and affiliates.

ARTICLE 11 – ASSIGNMENT

Neither party may assign this Agreement or any part hereof without the express written consent of the other, which consent shall not be unreasonably withheld. LICENSEE may, upon written notice, assign this Agreement without consent in connection with the sale or transfer of all or substantially all of LICENSEE's equity and assets related to the subject matter of this Agreement, provided that such assignee agrees in writing to be bound by all the terms and conditions of this Agreement.  Failure of assignee to so agree shall be considered a material breach and grounds to terminate this Agreement by ACL pursuant to Section 13.2.

ARTICLE 12 - DISPUTE RESOLUTION

Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (including the validity of any patent within Patent Rights) which the Parties shall be unable to resolve within sixty (60) days shall be mediated in good faith.  The Party raising such dispute shall promptly advise the other Party of such claim, dispute, or controversy in writing, which describes in reasonable detail the nature of such dispute.  By not later than fifteen (15) business days after recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party and shall additionally have advised the other Party in writing of the name and title of such representative.  By not later than thirty (30) business days after such notice of dispute, the Party against whom the dispute shall be raised shall select a mediation firm and such representatives shall schedule a date with such firm for a mediation hearing.  The Parties shall enter into good faith mediation and shall share the costs equally.  If the representatives of the Parties have not been able to resolve the dispute within thirty (30) business days after such mediation hearing, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute and any suit relating to this Agreement shall be brought in the State of Delaware.

ARTICLE 13 - TERM AND TERMINATION

13.1

The Term of this Agreement shall extend from the Effective Date until expiration of the patent under the Patent Rights.

13.2

Upon any breach of, or default under, this License Agreement by LICENSEE, ACL may terminate this License Agreement by ninety (90) days written notice to LICENSEE.  Said notice shall become effective at the end of such period unless during said period LICENSEE shall cure such defect or default.

13.3

LICENSEE shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to ACL.  Such notice shall become effective at the ends of such period unless previously withdrawn by LICENSEE.

13.4

ACL shall have the right to terminate this Agreement upon ninety (90) days written notice to LICENSEE if LICENSEE challenges the validity of any patent within Patent Rights in a court of competent jurisdiction.

13.5

ACL shall have the right to terminate this Agreement within ninety (90) days after consummation of a Change of Control Transaction.  "Change of Control Transaction" means any acquisition, consolidation, merger, reorganization or other transaction or series of transactions in which greater than fifty percent (50%) of the voting power of Licensee is transferred to a third party.

13.6

Upon termination of this Agreement for any cause, nothing herein shall be construed to release either Party of any obligation matured prior to the effective date of such termination.  LICENSEE may, after the effective date of such termination, sell all Licensed Products and parts thereof that it may have on hand at the date of termination, provided that it pays earned royalties thereon as provided in this Agreement.

13.7

Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all royalties and other payments specified by Articles 6 and 7.  The following provisions shall survive any termination:  Article 2, Article 7, Article 10, Article 12, Sections 13.5, Article 14, Article 15, and Article 16.

ARTICLE 14 – PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice, or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by Email, certified first class mail, postage prepaid, addressed to it at its address below:

LICENSEE:

Accurexa, Inc.

113 Barksdale

Newark, DE 19711

Accelerating Combination Therapies, LLC

1550 Orleans St.

Baltimore, Maryland  21287

ARTICLE 15 CONFIDENTIALITY

15.1

Confidential Information.

“Confidential Information” shall mean any non-public information of a Party, including but not limited to business plans, products, technical data, specifications, documentation, rules and procedures, contracts, presentations, know-how, product plans, business methods, product functionality, services, data, customers, markets, competitive analysis, databases, formats, methodologies, applications, developments, inventions, processes, payments, delivery and inspection of procedures, designs, drawings, algorithms, formulas, and information related to intellectual property, engineering, marketing, and finance.

15.2

Disclosures by ACL.   ACL may, from time to time, disclose its Confidential Information to LICENSEE. LICENSEE shall not disclose ACL’s Confidential Information to any third party except as follows:

(i)

to its Affiliates, Sublicensees, and any employees, officers, directors, contractors, or other agents or representatives of LICENSEE or any of the foregoing for purposes related to the exercise of the rights granted under this Agreement; or

(ii)

under conditions of confidentiality to prospective or actual investors, lenders, acquirors, sublicensees, strategic partners, and investment bankers in connection with its financing, acquisition, licensing, development, commercialization, and stockholder relations activities; or

(iii)

with the prior written consent of ACL,

provided that, LICENSEE requires such recipients of ACL’s Confidential Information to protect the confidentiality of such Confidential Information. LICENSEE may also disclose ACL’s Confidential Information as it reasonably deems necessary or advisable in connection with the prosecution, maintenance, defense and enforcement of the PATENT RIGHTS or in connection with the pursuit or maintenance of regulatory or marketing approvals for, or commercialization of, Licensed Products or Licensed Processes.

15.3

Disclosures by LICENSEE.  LICENSEE, through its employees or other agents, may disclose its Confidential Information to ACL. ACL (i) shall not disclose such Confidential Information to any third party, (ii) shall treat such information with the same degree of care as it treats its own confidential information, which shall be no less than reasonable, and (iii) shall only use such information for purposes of enforcing its rights under this Agreement.

15.4

Limits on Confidential Information.  Confidential Information under this Agreement shall not include information:

(i)

which at the time of disclosure is in the public domain;

(ii)

which, after disclosure, becomes part of the public domain by publication or otherwise, except by the breach of this Agreement by either Party;

(iii)

which was (a) in the recipient Party’s possession in documentary form at the time of disclosure or (b) independently developed by or for the recipient Party by any person or persons who had no knowledge or benefit of the other Party’s Confidential Information, as evidenced by written documentation; and

(iv)

which a Party received without obligation of confidentiality or limitation on use from a third party who had the lawful right to disclose such information and who did not obtain such information under an obligation of confidentiality to either Party; and

Confidential Information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of a Party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the Party’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Party’s possession.

15.5

Allowed Disclosures.  Notwithstanding any other provision of this Agreement, disclosure by a recipient Party of the other Party’s Confidential Information shall not be precluded if such disclosure:

(i)

is in response to a valid order of a court or to another governmental body of the United States or any political subdivision thereof; or

(ii)

is required by law or regulation;

provided, however, that, in either case, the Party required to make such disclosures shall (1) have made reasonable effort to give prompt notice to the other Party to permit it to seek a protective order or grant of confidentiality, (2) cooperate with the other Party’s efforts to seek confidential or protective treatment of such information, as reasonably requested by the other Party, and (3) minimize the extent of any such disclosure.

ARTICLE 16 – GENERAL

16.1

Legal Compliance.  LICENSEE shall comply with all applicable federal, state, and local laws and regulations in connection with its activities pursuant to this Agreement.

16.2

Patent Marking.  LICENSEE shall mark, and shall require Sublicensees to mark, all Licensed Products with the numbers of all patents included in Licensed Patents that cover the Licensed Products.  Without limiting the foregoing, all Licensed Products shall be marked in such a manner as to conform with the patent marking notices required by the law of any country where such Licensed Products are made, sold, used, or shipped, including, but not limited to, the applicable patent laws of that country.

16.3   Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  Failure to assert any right arising from this Agreement shall not be deemed or construed to be a waiver of such right.

16.4

Integration.  This Agreement constitutes the entire agreement between the Parties relating to the subject matter thereof, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by it.

16.5   Effect of Agreement.  This Agreement is binding upon the Parties hereto, and shall inure to the benefit of the Parties, and their respective agents, attorneys, insurers, employees, representatives, officers, directors, partners, principals, divisions, indemnitors, indemnitees, parent companies, grandparent companies, subsidiaries, affiliates, associates, consultants, assigns, heirs, predecessors, and successors in interest, successor trusts, trustees, shareholders and any trustee in bankruptcy or debtor in possession.

16.6   Construction and Interpretation.  This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its choice of law principles. The drafting and negotiation of this Agreement have been participated in by counsel for each of the Parties, and any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applied to the interpretation of this Agreement.

16.7

Severability.  The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.8    Representation by Counsel.  The Parties hereby acknowledge that counsel has represented each such Party and that this Agreement has been executed with the consent and advice of counsel.

16.9

Execution and Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.  All counterparts together shall constitute one and the same original.

16.10   Authority.  Each Party represents and warrants for itself that the individual executing this Agreement on its behalf is authorized to do so and to bind the Party on whose behalf he is signing to the terms, obligations and conditions set forth herein.

16.11   Modification or Amendment.  This Agreement may not be modified or amended except in writing signed by all Parties hereto.

16.12    Further Assurance and Documents.  The Parties, and each of them, agree to execute any and all additional documents and to do all things reasonably necessary to carry out and implement the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

ACCELERATING COMBINATION THERAPIES, LLC

ACCUREXA, INC.

/s/ Henry Brem

/s/ George Yu

By:  Henry Brem

By:  George Yu

Title:  Member

Title:  President & CEO

Date:  August 11, 2015

Date:  August 11, 2015

APPENDIX A

Licensed Patent Rights:

U.S. Patent No. 8,895,597 B2 Combination of Local Temozolomide with Local BCNU

APPENDIX B

US Patent and Trademark Office, Notice of Recordation of Assignment Document, as of August 3, 2015

UNITED STATES PATENT AND TRADEMARK OFFICE
UNDER SECRETARY OF COMMERCE FOR INTELLECTUAL PROPERTY AND
DIRECTOR OF THE UNITED STATES PATENT AND TRADEMARK OFFICE

AUGUST 4, 2015

PTAS

PABST PATENT GROUP LLP
1545 PEACHTREE STREET
SUITE 320
ATLANTA, GA 30309

503420041

THE ENCLOSED DOCUMENT HAS BEEN RECORDED BY THE ASSIGNMENT RECORDATION BRANCH OF THE U.S. PATENT AND TRADEMARK OFFICE. A COMPLETE COPY IS AVAILABLE AT THE ASSIGNMENT SEARCH ROOM ON THE REEL AND FRAME NUMBER REFERENCED BELOW.

PLEASE REVIEW ALL INFORMATION CONTAINED ON THIS NOTICE. THE INFORMATION CONTAINED ON THIS RECORDATION NOTICE REFLECTS THE DATA PRESENT IN THE PATENT AND TRADEMARK ASSIGNMENT SYSTEM. IF YOU SHOULD FIND ANY ERRORS OR HAVE QUESTIONS CONCERNING THIS NOTICE, YOU MAY CONTACT THE ASSIGNMENT RECORDATION BRANCH AT 571-272-3350. PLEASE SEND REQUEST FOR CORRECTION TO: U.S. PATENT AND TRADEMARK OFFICE, MAIL STOP: ASSIGNMENT RECORDATION BRANCH, P.O. BOX 1450, ALEXANDRIA, VA 22313.

RECORDATION DATE: 08/03/2015 REEL/FRAME: 036237/0094
NUMBER OF PAGES: 8

BRIEF: ASSIGNMENT OF ASSIGNORS INTEREST (SEE DOCUMENT FOR DETAILS).

DOCKET NUMBER: BREM ASSIGNMENT

ASSIGNOR:
RECINOS, VIOLETTE RENARD DOC DATE: 07/30/2015

ASSIGNOR:
TYLER, BETTY DOC DATE: 07/17/2015

ASSIGNOR:
SUNSHINE, SARAH BREM DOC DATE: 07/07/2015

ASSIGNOR:
BREM, HENRY DOC DATE: 07/17/2015

APPLICATION NUMBER: 13163223 FILING DATE: 06/17/2011
PATENT NUMBER: 8895597 ISSUE DATE: 11/25/2014
TITLE: COMBINATION OF LOCAL TEMOZOLOMIDE WITH LOCAL BCNU

P.O. Box 1450, Alexandria, Virginia 22313-1450 - WWW.USPTO.GOV

036237/0094 PAGE 2

APPLICATION NUMBER: 61355828 FILING DATE: 06/17/2010
PATENT NUMBER: ISSUE DATE:
TITLE: COMBINATION OF LOCAL TEMOZOLOMIDE WITH LOCAL BCNU

ASSIGNMENT RECORDATION BRANCH
PUBLIC RECORDS DIVISION